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                                                                    EXHIBIT 99.1

                            [PRICE REIT LETTERHEAD]

                                 PRESS RELEASE
                                    5/19/98

    THE PRICE REIT, INC. ANNOUNCES NEW ISSUE OF $65 MILLION PREFERRED STOCK

     SAN DIEGO, California, May 19/PRNewswire/-The Price REIT, Inc. (NYSE:
"RET") announced today that it has issued and sold $65 million initial liquidation value of The PRICE REIT's new Class A Floating Rate Cumulative Preferred Stock (the "Class A Preferred Stock") in a private placement to an institutional holder. The quarterly dividend rate on the Class A Preferred Stock is based on the 3-Month LIBOR Rate, plus 2.0%. The Class A Preferred Stock is expected to be exchanged for preferred stock issued by Kimco Realty Corporation ("Kimco") with substantially similar terms in the proposed merger of The Price REIT and Kimco described below. Kimco is also a party to the purchase agreement pursuant to which the Class A Preferred Stock was sold.

     The Class A Preferred Stock is subject to certain rights of repurchase, is not convertible for any other securities of The Price REIT (or, following the merger, of Kimco), and may be redeemed by Kimco beginning approximately five years following the merger.

     The Price REIT will use the proceeds from the offering for new acquisitions and to pay down borrowings under its line of credit.

     The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration or an application exemption from the registration requirements.

     On January 13, 1998, the Company entered into an Agreement and Plan of Merger with Kimco Realty Corporation (KIM). Under the agreement, Kimco will acquire all of the outstanding shares of the Company for aggregate consideration intended to have a value of at least $45 per share, based on the average value of Kimco common stock and the liquidation preference of Kimco preferred stock proposed to be issued in the merger. The merger is subject to the approval of the common stockholders of both Kimco and the Company, and it is expected to close in the latter part of June.

     THE PRICE REIT, INC. website:http://www.pricereit.com is a self-administered and self-managed real estate investment trust which is primarily focused on the acquisition, development, management, and redevelopment of retail power centers and community centers with invested assets of approximately $667 million. The Company currently owns or has interests in 40 properties consisting of 36 power and community centers, one stand-alone retail warehouse, one project under development, and two undeveloped land parcels located in sixteen states containing a total of approximately 7.7 million square feet of gross leasable space with an overall occupancy rate of approximately 98%.

CONTACT:            George Jezek, The Price REIT, Inc.
                    (619) 551-2320